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                                                                  Exhibit 2(d)



                      AMENDMENT TO SHARE PURCHASE AGREEMENT

         THIS AGREEMENT is made this 26th day of February, 1999 by and between

                  RONALD VAUGHAN JOYCE ("Transferor"),

                  WENTIM, LTD., an Ontario Corporation having its principal office at 874 Sinclair Road, Oakville, Ontario L6K 2Y1 ("WENTIM"),

                  and

                  WENDY'S INTERNATIONAL, INC., an Ohio corporation having its principal office at 4288 West Dublin-Granville Road, Dublin, Ohio 43017 ("Wendy's")

         WHEREAS Wendy's, Transferor, 1149658 Ontario Inc. and 632687 Alberta Ltd. entered into a Share Purchase Agreement dated October 31, 1995, which agreement was subsequently amended December 28, 1995 and September 16, 1998; and

         WHEREAS 1149658 Ontario Inc. and 632687 Alberta Ltd. amalgamated effective December 29, 1995 with WENTIM being the successor corporation; and

         WHEREAS the parties wish to amend section 4.3(b) of the Share Purchase Agreement to permit the Transferor to pledge Exchangeable Shares of WENTIM to a Canadian chartered bank (the "Bank").

         NOW THEREFORE for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
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1.       Capitalized terms not otherwise defined in this Agreement shall have the meaning attributed to them in the Share Purchase Agreement as amended to date.

2. Pursuant to section 8.5 of the Share Purchase Agreement, section 4.3(b) of the Share Purchase Agreement is amended to read as follows:

         Seller agrees that Seller will not sell, dispose of, mortgage, pledge, charge, grant a security interest in, or otherwise transfer the Exchangeable Shares or any part thereof, except for an exchange of such Exchangeable Shares for Wendy's Common Shares pursuant to Newco's Articles of Incorporation or the Share Exchange Agreement and except for a transfer to Wendy's (or to a wholly owned direct or indirect subsidiary of Wendy's designated by Wendy's ) or a transfer to the Trustee under the Guaranty and the Trust Agreement and except for a pledge to a Canadian chartered bank made in compliance with the Transaction Agreements, as amended as from to time (including without limitation sections 5.6 and 6.3 of the Share Exchange Agreement and section 2 of the Guaranty).

3. This Agreement shall bind and enure to the benefit of the parties hereto and their permitted successors and assigns.

4. This Agreement may be executed in one or more counterparts and each copy which has been signed by all parties shall be deemed to be a duplicate original, but all of which, taken together, shall be deemed to constitute a single instrument.
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         IN WITNESS WHEREOF this Agreement has been executed by the parties as of the date first written above.


/s/ Kathleen M. McLaughlin         /s/ Ronald V. Joyce
--------------------------         --------------------------------------------
Witnessed by:                      RONALD VAUGHAN JOYCE


                                   WENTIM, LTD.


                                   By:    /s/ Frederick R. Reed
                                      ---------------------------------------
                                   Title: Chief Financial Officer & Secretary


                                   WENDY'S INTERNATIONAL, INC.


                                   By:    /s/ Frederick R. Reed
                                      ---------------------------------------
                                   Title: Chief Financial Officer & Secretary